5

                              EMPLOYMENT AGREEMENT


INDIVIDUAL  EMPLOYMENT  AGREEMENT  FOR A FIXED TERM,  EFFECTIVE  AS OF MAY 19,
1998,  ENTERED  INTO  BY  AND  BETWEEN  ELECTRONICA   PANTERA,   S.A.,  DE  C.V.
(HEREINAFTER THE "COMPANY"), REPRESENTED BY Robert Verbosh, ITS ATTORNEY-IN-FACT, AND JOSE R. LOZA JIMENEZ (HEREINAFTER THE "EXECUTIVE"), PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:


                                    RECITALS

     I. COMPANY RECITES:
a) It is a Mexican corporation, duly incorporated under the laws of the Mexican United States.
b) It is domiciled at Montemorelos  #121
Loma Bonita,  Zapopan,  Jalisco,  Mexico.
c) It has as its principal activities,
which are carried out with its own human and material resources the manufacture and assembly of cable, harness assemblies and electronic sub-assemblies.
d) In
order to increase its market share worldwide and its activities in Mexico, the Company requires the services of a General Manager with knowledge, skills, capacity and experience in the business and activities referred to in paragraph
(c) of this Recital, and the market and the situation in Mexico for such business and activities, as well as knowledge of and experience with the Company.
II. EXECUTIVE  RECITES:
a) His name is as set out in the introductory paragraph of this Agreement.
b) He is a citizen  of  Mexico,  39 years of age
(birth date October 8, 1958),  his civil status is married,  and of male sex.
c)He is domiciled at Paseo de Los Cedros #304, El Palomar, Tlasomulco,Jalisco, Mexico.
d) Due to his previous work and business activities, he has the necessary capacity and experience to render his personal services to the Company in the position for which he is hired.
e) He has knowledge of the Company, of its business, and of the market for its products.
III. THE PARTIES RECITE:
a)They have agreed to enter into an employment agreement for an indefinite period of time. Based upon the foregoing recitals, the parties agree to the following:

CLAUSES 1) Validity and Term of the Agreement. On the basis of the Recitals of the parties, and in accordance with the nature of the services herein agreed and as provided in Article 37, Section I of the Federal Labor Law, this Agreement is executed for an indefinite period of time, effective as of June 15, 1998. Notwithstanding, the Company may terminate or rescind this Agreement for any of the causes or justified grounds provided in the Mexican Federal Labor Law. This Agreement cancels and supersedes any other written or verbal agreements the parties may have entered into heretofore with respect to the employment relationship set out in this Agreement, including but not limited to, conditions of employment, compensation and fringe benefits to which the Executive may have been entitled under any such prior Agreements, and services to be performed in accordance with this Agreement.
2) Location for  Rendering  of Services.  The
Executive shall principally render his services to the Company at the domicile of the Company set out in Recital I(b) to this Agreement, which is hereby incorporated by reference in its entirety. It is also agreed by the Executive that he shall travel both within and outside Mexico, as necessary for the proper discharge and fulfillment of his duties.
3) Full time and Effort.  The Executive
agrees to dedicate his full time and effort to the Company, its business and matters related thereto, and shall comply with the duties and responsibilities, which are required for his position, and expressly, but without limitation, set out in this Agreement, and shall carry out his duties and obligations with all due diligence, care and attention pursuant to the terms and conditions set out in this Agreement, subject to the supervision of the Company and subordinated to it and its representatives in all matters related to the performance of his services.
4) Scope of Services. The Executive shall be responsible for complying with the obligations relating to General Manager, and shall have all other responsibilities and authority commonly ascribed thereto, and to carry out such other functions and activities as may be determined by the Board of Directors of the Company or by those persons it may designate and to whom the Executive is subordinated. In any event, the Executive shall keep the Company advised, in a timely and proper manner, and any time at the request of the Company, as to the performance and status of his activities.
5)  Confidentiality.  The Executive
expressly agrees and acknowledges that by virtue of the position for which he is hired, he shall be privy to and shall have access to confidential information of all kinds related to the business of the Company, its customers and suppliers, including but not limited to, trade secrets, technology, whether or not patented, administrative, accounting, financial, sales and marketing, personnel, production and manufacturing policies, procedures and other secret and confidential verbal or written information and documentation. Furthermore, the Executive expressly agrees and acknowledges that any unauthorized disclosure to any third party, or use by the Executive, directly or indirectly, for his own benefit or for the benefit of any third party, of such information, whether or not contained in any written material, as well as the employment of any employee of the Company by the Executive or any such third party, as a result of an inducement or offer of employment by the Executive or any such third party, shall cause serious damage to the Company and its business. In view of the foregoing, the Executive expressly agrees and undertakes not to disclose or in any manner use such information and documentation for his own benefit or for the benefit of any third party or to the detriment of the Company, at any time or place even after termination of his employment relationship with the Company, regardless of the reason therefor. Furthermore, the Executive expressly agrees and undertakes not to, directly or indirectly, carry out any activities, perform any services, act in any capacity or engage in any other business, for his own benefit or for the benefit of any third party, which are, is or may be similar to or competitive with the Company, at any time or place during his employment by the Company and for two (2) years after termination of this Agreement. Likewise, the Executive expressly agrees and undertakes not to, directly or indirectly, possess, own, participate in, manage, operate, hold any position in or provide services to any third party, whether or not incorporated as a legal entity of any kind or nature, for his own benefit or for the benefit of any third party, whether as a shareholder or partner, executive, principal or alternate member of the Board of Directors, which is or may be engaged in a business similar to or competitive with the Company, at any time or place during his employment by the Company and for two (2) years after termination of this Agreement. Upon termination of this Agreement and his employment relationship with the Company for whatever reason, the Executive expressly agrees and undertakes to immediately return and deliver to the Company, or subject and pursuant to the direction of the Company, destroy any and all written material and documentation which he holds in connection with the Company and its business, as well as any other assets which he holds and that are the property of the Company, and not to make or retain any copies thereof. Furthermore, for a period of two (2) years after termination of this Agreement, the Executive expressly agrees and undertakes not to induce or offer or to, directly or indirectly, induce any third party to induce or offer to any employee of the Company to enter establish or enter into an employment relationship or agreement.
6) Work Schedule and Overtime. The Executive shall perform his services to the Company within a daily work schedule, which in accordance with his position and activities of the position for which he was hired, shall be freely and independently distributed by him in accordance with the best convenience of the work agreed and the interests of the Company. The parties expressly agree the Executive cannot perform his services in a daily work schedule in excess of the maximum ordinary work schedule provided in the Federal Labor Law. In view of the foregoing, the parties expressly agree that the Executive shall not perform services during overtime, and if required to do so, it shall be necessary for the Executive to be authorized in writing to do so by a representative of the Company of a higher position. Such written authorization shall be the sole basis to approve the performance of work during overtime and to be paid therefore.
7) Mandatory Days of Rest. The Executive shall be entitled to enjoy as mandatory days of rest, those days listed in Article 74 of the Federal Labor Law.
8) Weekly Day of Rest. The Executive in the terms agreed in Clauses 6) and 7) shall freely determine the weekly days of rest, provided, however, that he shall obtain prior written authorization from the Company to work on Sunday or a legally mandated day of rest.
9)  Annual  Vacation.  The
Executive shall be entitled to an annual vacation period of fifteen (15) working days. The vacation period should be coordinated by the Executive with the Company. Eligibility for vacation shall begin six months after employment date. In addition, and in compliance with Article 80 of the Federal Labor Law, the Executive shall be entitled to a vacation premium of 100%, calculated over the working days of vacation actually taken by the Executive.
10) Base Compensation.
During the first year of this Agreement, the Executive shall be entitled to a gross monthly salary in an amount equal to the Mexican currency equivalent of US$10,500 (ten thousand five hundred dollars U.S.) During subsequent years the salary shall be reviewed annually. The gross monthly salary shall be paid in regular pay periods in pesos at the exchange rate on date of pay, less the corresponding deduction for taxes and any other applicable deductions. It is expressly agreed by the parties that by virtue of being a monthly salary, the above mentioned salary includes the payment of mandatory and weekly days of rest.
11) Annual Bonus. The Executive shall be entitled to receive an annual bonus of up to thirty-five percent (35%) of base salary, payable after the close of the fiscal year (September 30) and determination of the profits of the preceding year. The bonus would be divided into two components: a) Bonus of 20%. The first component of the bonus would be determined by the same objectives as are applied to all similarly situate executives of the Company, as measured by financial and non-financial objectives and as divided between corporate and plant objectives; b) Bonus of 15%. The second component of the bonus would be based solely on the Company profit targets. The Executive would receive a bonus of 1% of base salary for each 1% of Company profits in excess of Company profit targets. c) 1998 Special Provisions. In 1998, the bonus will be prorated based upon months of service compared to months in the Company's fiscal year. The first component of the bonus (up to 20% annualized) would be based upon attainment of corporate profit targets (one-third of bonus) and plant profit targets (two-thirds of bonus). The second component of the bonus (up to 15% annualized) would be based upon the same formula as set forth in paragraph (b) above.
12) Signing Bonus. The Executive shall receive a signing bonus, payable within six weeks of the commencement of work, in the amount of US$20,000. Such amount shall be paid in pesos or dollars, as elected by the Executive. Such amount shall be net of taxes to Executive.
13) Christmas  Bonus.  The Executive
shall be entitled to an annual Christmas bonus of one month's base salary, to be paid in December of each year.
14) Stock Option. Simultaneous with the execution of this agreement, the Executive shall be extended an agreement under which The JPM Company, which holds a commercial relationship with the Company, shall grant 15,000 stock options to the Executive under The JPM Employee Stock Option Plan of 1995, which options shall be priced at the market price on date of contract, and which options shall vest one-fourth annually on each anniversary date if the Executive remains employed with the Company. Such options shall be subject to the terms and conditions of the Employee Stock Option Plan of 1995 and the agreement between the Executive and The JPM Company.
15) Life and  Medical
Insurance. The Executive shall be entitled to the life and medical group insurance of the company, subject to the conditions and requirements of the policies contracted by the Company. The Executive shall be entitled to additional coverage for life insurance, such that the company policy and additional policy provide life insurance coverage of no less than US$500,000 (accidental death: US$1,000,000), provided that such coverage is available at standard rates. The additional coverage shall be by term policy for a term no less than ten years. In the event the Executive leaves the employ of the Company in less than ten years, and the policy is assignable, the Executive shall have the option of transferring the policy to himself upon termination. The Company shall have the option but no obligation to continue such additional coverage beyond the original ten-year term. The Executive shall be entitled to non-major medical insurance coverage, premiums to be paid by the Company. The Company shall purchase dependent medical insurance, major and non-major, for the Executive.
16) Other Fringe Benefits. The Executive shall be entitled to participate in all social and fringe benefits established or which may be enacted in future by the Company. The Company shall specifically provide: a) Vales. Vales allowance of US$165.00 per month. b) Athletic Club Membership. Allowance of up to US$412 per month, to be reviewed annually. c) Cellular Phone. To be provided at company expense. d) Annual Physical. To be provided at company expense. e) Savings Fund. Per Company policy applicable to other employees - up to eight percent subject to cap. f) Automobile. The Company shall provide the Executive with an automobile, as a working tool, together with directly paying or reimbursing Executive for costs of ownership and use - fuel, maintenance, insurance, registration and fees. After three years, the Executive shall have the option of purchasing the automobile from the Company at the book value (if the automobile was purchased by the Company) or the turn-in purchase price (if the vehicle was leased by the Company).
17) Medical  Examinations.  Pursuant to
Article 134 of the Federal Labor Law, the Executive is obligated to submit to medical examinations in accordance with the rules established by the Company.
18) Work Equipment and Materials. The Company shall provide the Executive with all necessary materials and equipment necessary for the performance of the Executive's duties and obligations set out in this Agreement. The Executive is obligated to properly care for an use the materials and equipment provided to him by the Company.
19) Training Courses.  Pursuant to the provisions of Chapter
III Bis, Section 4 of the Federal Labor Law, the Executive is obligated to attend any and all training courses offered by the Company.
20) Survival of
Termination. It is agreed by the parties that the provisions of Clause 5) shall survive the termination of this Agreement.
21) Effective  Date.  The parties
hereby agree that, notwithstanding the execution date hereof, the effective date of this Agreement shall be June 15, 1998.
22) Governing  Law. The  employment
relationship between the Executive and the Company shall be governed by this Agreement and, to the extent not provided for herein, by the Federal Labor Law and other applicable precepts.
         Both parties, having read this Agreement and fully understanding its contents and the extent of the obligations contained herein, sign it on this 19th day of May, 1998.



                                                Electronica Pantera S.A. de C.V.

Attest:

                                                    /s/ Robert Verbosh
                                               Robert Verbosh, Director General
                  (Corporate Seal)


Witness:                                               Employee:


________________________________                      /s/ Jose R. Loza Jimenez
                                                       Jose R. Loza Jimenez